MEMORANDUM OF CHANGES



                  DELAWARE-VOYAGEUR TAX-EXEMPT TRUST, SERIES 10

         The Prospectus filed with Amendment No. 1 of the Registration Statement on Form S-6 has been revised to reflect information regarding the deposit of bonds on May 22, 1997, and to set forth certain statistical data based thereon.

         COVER PAGE. The series number and the Trusts in the Fund have been added. Information relating to the sales charge and the price of the offering if the units were available for purchase at the opening of business on the Initial Date of Deposit is set forth in the "Public Offering Price" section.

         PAGE 3. The "Summary of Essential Financial Information" table has been completed.

         PAGES 8-23.    The following information for the Trusts appears on the
                        pages indicated:

                        Summary data regarding the composition of the portfolio of the Trusts.

                        Information regarding special State risk factors.

                        The opinion of Special Counsel to the Fund for State tax matters.

                        The Portfolio for the Trusts.

         PAGES 8-14.    New Mexico Series 2.

         PAGES 14-23.   Pennsylvania Insured Series 1.

         PAGES 24-26.   Territorial Insured Series 6.

         PAGE 27. The Notes to Schedules of Investments has been completed.

         PAGE 28.       The Independent Auditors' Report has been completed.

         PAGE 29.       The Statements of Net Assets have been completed.

         PAGE 45. In the section "Offering Price," the differences between the offering side evaluations and the bid side evaluations of the Bonds in the Trusts have been set forth.

         PAGE 47. The dealer concession has been set forth in the "Public Offering" section.

         PAGE 47. The percentage of the aggregate principal amount of the Securities in the Trusts in which the Sponsor or affiliates of the Sponsor have participated as underwriters or members of the underwriting syndicate has been set forth in the "Sponsor and Underwriter Compensation" section.

         PAGE 60.       The "Underwriting" section has been completed.

         BACK COVER     The Series numbers, the Trusts in the Fund and the date
                        of the Prospectus have been included.